Exhibit 99.1

RE/MAX, LLC to Purchase RE/MAX Northern Illinois Master Franchise

Global Franchisor Continues to Execute on Growth Strategy

DENVER, Nov. 7, 2017 /PRNewswire/ -- RE/MAX, LLC, the global real estate franchisor, has signed an agreement to purchase the master franchise rights for the RE/MAX Northern Illinois Region, which includes Chicago, America's third largest city. The acquisition of the Region is expected to close by the end of November and includes nearly 2,300 agents and over 100 offices.

Acquiring independent regions continues to be a priority for RE/MAX and a key piece of its growth strategy. When the purchase of Northern Illinois is complete, RE/MAX will have purchased the Master Franchise rights for seven independent regions – a total of more than 10,000 agents in nearly 600 offices - including Alaska, New York, New Jersey and RE/MAX Regional Services which included Georgia, Kentucky, Tennessee and Southern Ohio over the last two years.

"We applaud the outstanding success RE/MAX Northern Illinois has had as an independent region for the past 16 years under regional owners Tom, Brian and Casey Reagan and their incredible staff," said Adam Contos, RE/MAX Co-CEO. "They've attracted high-caliber agents and dominated metro market share for decades and we will work to continue that trend."

RE/MAX offices in the Northern Illinois Region have led the Chicago metropolitan area real estate market since 1989. In 2016, the network closed more than 40,000 transaction sides.

"This acquisition is an important development in the execution of our growth strategy and builds on the strength of our business," said David Liniger, Chairman and Co-CEO. "The team at RE/MAX Northern Illinois has had a long bright history of high quality and outstanding results in the region, the caliber of performance synonymous with the RE/MAX brand and its agents. We are excited by our momentum as we continue to focus on our key strategic priorities to create long-term value for our network and our other stakeholders."

Jeff LaGrange, Region Vice President of Kentucky, Tennessee, Ohio and St. Louis, will oversee service in the Northern Illinois Region. LaGrange has been with RE/MAX for 10 years and a vice president of the company since 2014.

With more than 115,000 agents and a presence in over 100 countries and territories, the RE/MAX network's global footprint is unmatched by any other real estate brand. Nobody in the world sells more real estate than RE/MAX, as measured by residential transaction sides.

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About the RE/MAX Network
RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Over 115,000 agents provide RE/MAX a global reach of more than 100 countries and territories. Nobody sells more real estate than RE/MAX when measured by residential transaction sides. RE/MAX, LLC, one of the world's leading franchisors of real estate brokerage services, is a wholly-owned subsidiary of RMCO, LLC, which is controlled and managed by RE/MAX Holdings, Inc. (NYSE:RMAX). With a passion for the communities in which its agents live and work, RE/MAX is proud to have raised more than $157 million for Children's Miracle Network Hospitals® and other charities. For more information about RE/MAX, to search home listings or find an agent in your community, please visit www.remax.com. For the latest news about RE/MAX, please visit www.remax.com/newsroom.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "believe," "intend," "expect," "estimate," "plan," "outlook," "project" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. These forward-looking statements include statements regarding the Company's expectation for the timing of the closing of the purchase of the master franchise for the RE/MAX Northern Illinois Region, statements regarding the expected benefits to the Company of such acquisition, as well as statements regarding the management team that is expected to oversee such region. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Such risks and uncertainties include, without limitation, (1) the possibility that the proposed transaction does not close when expected or at all, such as because conditions to closing are not received or satisfied on a timely basis or at all or for other reasons; (2) changes in business and economic activity in general, (3) changes in the real estate market, including changes due to interest rates and availability of financing, (4) the Company's ability to attract and retain quality franchisees, (5) the Company's franchisees' ability to recruit and retain real estate agents, (6) changes in laws and regulations that may affect the business or the real estate market, (7) failure to maintain, protect and enhance the RE/MAX brand, as well as those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company's website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

CONTACT: Cory Vasquez, Dir. PR & Social Media, RE/MAX, LLC, (303) 796-3667 | cjvasquez@remax.com